EXHIBIT 99: COPY OF PRESS RELEASE


FOR IMMEDIATE RELEASE
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January 28, 2005
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CONTACT: Betty Krystyniak   201-567-8500 ext. 23
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YTB International, Inc.
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        YTB International Secures $2 Million Financing with Laurus Funds

Englewood Cliffs, NJ - January 28, 2005 - YTB International, Inc. (OTCBB:YTBL), announced today that it has raised $2 million from the sale of its three-year fixed price secured convertible note to Laurus Master Fund, Ltd. ("Laurus Funds"). The proceeds of the sale will be used primarily to support the growth of the Company.

Under the terms of the Laurus Funds financing, the Note is payable in cash or convertible into shares of YTB International's common stock at a conversion price of $0.80 per share for the first million and $1.25 for the second million shares. The Note bears an interest rate equal to the Wall Street Journal Prime Rate plus 3% and may be adjusted downward under circumstances related to the trading value of YTB International stock. Laurus Funds may not convert the Note, common stock for a minimum of six months from the closing date and then may convert the note into a maximum of 66,667 shares per month.

In connection with the purchase of the Note, the Company issued Laurus a 7-year warrant to purchase 400,000 shares of common stock at an exercise price of $1.58 and 400,000 shares of common stock at an exercise price of $1.72. YTB International has agreed to register the shares of common stock underlying the note and the warrant.

The Company may also redeem the Note, at its option, at any time, at a price equal to 102% for the face value of the note.

YTB International will file a Form 8-K Report with the SEC, which will include copies of the Laurus agreements.

Michael Brent, YTB International, Inc.'s CEO stated, "Laurus Funds' capital commitment will provide the opportunity to advance our growth objectives. And we look forward to a long and mutually rewarding relationship with Laurus."

YTB International, Inc. is a publicly traded company and is engaged in referral marketing and travel. YourTravelBiz division provides support services for the 8400 reps that are currently in the system. YTB's 2nd division, RezConnect Technologies develops online travel stores and oversees and processes travel bookings from the websites. The 3rd division, YTB Travel is a management company which operates several different franchise systems which include storefront and online business models.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:

     CEOcast, Inc. for YTB International
     Ed Lewis, (212) 732-4300